SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment to Form 8-A
Originally Filed on May 6, 2009)
FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934
infoGROUP INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	47-0751545 (I.R.S. Employer Identification No.)

5711 South 86th Circle, Omaha, Nebraska (Address of Principal Executive Offices)	68127 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Series A Participating Preferred Stock Purchase Rights	NASDAQ Global Select Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	001-34298

(If applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of class)

AMENDMENT TO FORM 8-A
     This Amendment to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by infoGROUP Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on May 6, 2009.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1	of the Form 8-A is amended and supplemented by adding the following:
     “The Company announced on March 8, 2010 that it entered into an Agreement and Plan of Merger, dated as of March 8, 2010 (the “Merger Agreement”), by and among the Company, Omaha Holdco Inc., a Delaware corporation (“Parent”), and Omaha Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), pursuant to which, among other things, Acquisition Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. Following the execution of the Merger Agreement, the Company and Wells Fargo Bank, N.A., (the “Rights Agent”), entered into an Amendment (the “Amendment”) to the Preferred Stock Rights Agreement between the Company and the Rights Agent dated as of May 4, 2009 (the “Rights Agreement”).
     The Amendment provides that immediately prior to the Effective Time, but only if the Effective Time shall occur, the Rights Agreement, as amended, shall be terminated, the Rights shall be cancelled and extinguished, and no person who at any time was the holder of the Rights shall be entitled to any benefits thereunder, including without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company or of any other Person or Principal Party.”
     The Amendment is filed herewith as an exhibit and is hereby incorporated by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Rights Agreement, as amended.

Item 2.	Exhibits.

Exhibit
Number	Description of Exhibit
4.1	Preferred Stock Rights Agreement between infoGROUP Inc. and Wells Fargo Bank, N.A., as rights agent, dated as of May 4, 2009 (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed May 6, 2009).

4.2	Amendment No.1 to Rights Agreement, dated as of June 29, 2010, by and between infoGROUP Inc. and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed June 30, 2010).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

infoGROUP Inc.
By:	/s/ Thomas J. McCusker
	Name:	Thomas J. McCusker
	Title:	Executive Vice President for Business Conduct,General Counsel and Secretary

Date: June 30, 2010

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1	Preferred Stock Rights Agreement between infoGROUP Inc. and Wells Fargo Bank, N.A., as rights agent, dated as of May 4, 2009 (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed May 4, 2009).

4.2	Amendment to Rights Agreement, dated as of June 29, 2010, by and between infoGROUP Inc. and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed June 30, 2010).